News Release

For Immediate Release:	For More Information, Contact:
October 26, 2021	Elaine Pozarycki
919-834-3090

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $27.6 million, or $0.97 per diluted common share, for the three months ended September 30, 2021, an increase of 19.8% on a per share basis, compared to $23.3 million, or $0.81 per diluted common share, recorded in the third quarter of 2020. For the nine months ended September 30, 2021, the Company recorded net income of $85.1 million, or $2.99 per diluted common share, compared to $57.8 million, or $1.99 per diluted common share, for the nine months ended September 30, 2020, an increase of 50.3%. The higher earnings for both periods in 2021 were primarily driven by lower credit costs compared to 2020.

The Company experienced significant loan and deposit growth during the third quarter of 2021. Loan growth, exclusive of lower PPP balances, amounted to $176 million, an annualized growth rate of 14.6%. Deposit growth for the third quarter of 2021 was $261 million, an annualized growth rate of 14.5%.

On October 15, 2021, the Company acquired Select Bancorp, Inc. ("Select"), the parent company of Select Bank & Trust Company ("Select Bank"), headquartered in Dunn, North Carolina, which operated through 22 branches in North Carolina, South Carolina and Virginia. As of the acquisition date, Select had total assets of approximately $1.8 billion, including $1.3 billion in loans and $1.6 billion in deposits. The financial position and earnings related to this acquisition will be included for the first time in the Company's financial results for the fourth quarter of 2021.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2021 was $58.6 million, a 7.0% increase from the $54.7 million recorded in the third quarter of 2020. Net interest income for the first nine months of 2021 was $172.6 million, a 6.4% increase from the $162.1 million recorded in the comparable period of 2020. The increases in net interest income for the periods presented were primarily due to higher levels of interest-earning assets and higher amortization of PPP loan fees, the effects of which were partially offset by lower net interest margins.

The Company’s net interest margin (a non-GAAP measure calculated by dividing tax-equivalent net interest income by average earning assets) for the third quarter of 2021 was 3.03%, which was 45 basis points lower than the 3.48% realized in the third quarter of 2020. For the nine months ended September 30, 2021, the Company's net interest margin was 3.17% compared to 3.63% for the same period of 2020. The declines in 2021 were primarily due to the impact of lower interest rates and the lower incremental reinvestment rates realized from funds provided by the Company's high deposit growth.

Driven by high deposit growth, average interest-earning assets increased by 22.4% in the first nine months of 2021 compared to the first nine months of 2020. The funds provided by the in-flow of deposits were used primarily either to purchase investment securities or were held in the Company's account at the Federal Reserve Bank, each of which increased net interest income but negatively impacted the Company's net interest margin. Additionally, in

March 2020, the Federal Reserve decreased interest rates by 150 basis points, which negatively impacted the Company's net interest margin beginning in the second quarter of 2020.

In the first nine months of 2021, the Company processed $286 million in PPP loan forgiveness payments, out of a total of $353 million in PPP loans originated in 2020 and 2021, which resulted in $67 million in remaining PPP loans at September 30, 2021. Including accelerated amortization arising from forgiveness, the Company recorded $2.1 million in PPP fees in third quarter of 2021 compared to $1.2 million for the third quarter of 2020. For the nine months ended September 30, 2021, the Company recorded $7.8 million in PPP fees compared to $2.4 million for the same period of 2020. At September 30, 2021, the Company has $4.3 million in remaining deferred PPP loan fees.

The Company recorded loan discount accretion of $1.2 million in the third quarter of 2021 compared to $1.6 million in the third quarter of 2020. For the nine months ended September 30, 2021 and 2020, loan discount accretion amounted to $6.2 million and $4.8 million, respectively, with the 2021 increase being due to payoffs received on several former loss share loans in the second quarter of 2021, which resulted in $2.3 million of discount accretion. Loan discount accretion had a 6 basis point impact on the net interest margin in the third quarter of 2021 compared to a 10 basis point impact in the third quarter of 2020. For the first nine months of 2021 and 2020, loan discount accretion had a 11 basis point impact and a 10 basis point impact, respectively, on the net interest margin.

Allowance for Loan Losses, Provisions for Loan Losses and Unfunded Commitments, and Asset Quality

On January 1, 2021, the Company adopted the Current Expected Credit Loss (CECL) methodology for estimating credit losses, which resulted in an adoption-date increase of $14.6 million in the Company's allowance for loan losses and an increase of $7.5 million in the Company's allowance for unfunded commitments. The tax-effected impact of those two items amounted to $17.1 million and was recorded as an adjustment to the Company's retained earnings as of January 1, 2021.

The Company recorded a negative provision for loan losses of $1.4 million (reduction of the allowance for loan losses) for both the three and nine months ended September 30, 2021 compared to provisions for loan losses of $6.1 million and $31.0 million in the comparable periods of 2020, respectively. The high provisions in 2020 were primarily related to estimated incurred losses associated with the pandemic that was emerging at the time. Under the CECL methodology for providing for loan losses, the Company reversed $1.4 million in provision for loan losses during the third quarter of 2021 due to improving asset quality and improving economic forecasts.

During the three and nine months ended September 30, 2021, using the CECL methodology, the Company recorded a $1.0 million and $3.0 million in provision for unfunded commitments, respectively. The provisions for 2021 were recorded primarily due to increases in construction and land development loan commitments during the second and third quarters of 2021 that had not been funded as of quarter end. The Company's allowance for unfunded commitments at September 30, 2021 amounted to $11.1 million and is recorded within the line item "Other liabilities".

Annualized net loan charge-offs to average loans amounted to 0.00% for the third quarter of 2021 compared to annualized net recoveries to average loans of 0.06% in the third quarter of 2020. For the nine months ended September 30, 2021, annualized net charge-offs to average loans amounted to 0.05% compared to 0.09% for the same period of 2020.

Total nonperforming assets amounted to $41 million at September 30, 2021, or 0.48% of total assets, compared to $44 million, or 0.63% of total assets, at September 30, 2020.

Noninterest Income

Total noninterest income for the third quarter of 2021 was $16.5 million, a 23.0% decrease from the $21.5 million recorded for the third quarter of 2020. For the nine months ended September 30, 2021 and 2020, total noninterest income was $58.9 million and $61.4 million, respectively, a decline of 4.6%. These declines were the result of a variety of factors.

Service charges on deposit accounts amounted to $3.2 million for the third quarter of 2021, a 25.0% increase from the $2.6 million recorded in the third quarter of 2020, with the third quarter of 2020 having declined significantly from historical levels at the onset of the pandemic. For the nine months ended September 30, 2021 and 2020, service charges on deposit accounts amounted to $8.8 million and $8.2 million, respectively, an increase of 7.0%.

Other service charges, commissions and fees amounted to $6.5 million for the third quarter of 2021, an increase of 4.4% from the $6.2 million for the third quarter of 2020. For the nine months ended September 30, 2021 and 2020, other service charges, commissions and fees amounted to $18.5 million and $14.9 million, respectively, an increase of 24.2%. The increases were primarily due to higher bankcard revenue which totaled $13.4 million and $10.1 million for the nine months ended September 30, 2021 and 2020, respectively. The number of credit and debit card transactions have increased significantly since the onset of the pandemic. In connection with the Company's expectation that it will exceed $10 billion in total assets at December 31, 2021, it is expected that bankcard revenue will be impacted by the Durbin Amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 limit on debit card interchange fees by approximately $8.5-$9.0 million on an annual basis beginning July 1, 2022.

Fees from presold mortgages amounted to $2.1 million for the third quarter of 2021, a decrease of 56.9%, compared to $4.9 million in the third quarter of 2020. For the first nine months of 2021 and 2020, fees from presold mortgages amounted to $8.9 million and $9.7 million, respectively, a decline of 8.3%. Mortgage loan volumes increased significantly beginning in the second quarter of 2020 at the onset of the pandemic primarily due to declines in interest rates. Beginning in the second quarter of 2021, mortgage loan volumes declined due to increases in mortgage interest rates.

Commissions from sales of insurance and financial products amounted to $1.2 million for the third quarter of 2021 compared to $2.4 million in the third quarter of 2020. For the first nine months of 2021 and 2020, commissions from sales of insurance and financial products amounted to $5.9 million and $6.5 million, respectively. The declines in 2021 are due to the sale of the Company's property and casualty insurance agency subsidiary on June 30, 2021.

SBA consulting fees amounted to $1.1 million for the third quarter of 2021 compared to $2.0 million for the third quarter of 2020. For the nine months ended September 30, 2021 and 2020, SBA consulting fees amounted to $6.1 million and $6.7 million, respectively. In the second quarter of 2020, the Company's SBA subsidiary, SBA Complete, began earning origination and servicing fees related to assisting client banks with PPP loans. The fees associated with that PPP loan assistance declined significantly in the third quarter of 2021, as the client banks' PPP loans were forgiven.

SBA loan sale gains amounted to $1.7 million for the third quarter of 2021 compared to $2.9 million in the third quarter of 2020. For the first nine months of 2021 and 2020, SBA loan sale gains amounted to $7.0 million and $5.5 million, respectively. The periods in 2021 were favorably impacted by the SBA increasing the marketable, guaranteed percentage on most loans from 75% to 90% as part of the economic relief package.

During the second quarter of 2020, the Company realized securities gains of $8.0 million, whereas there were no securities sales during the first nine months of 2021.

Other gains (losses) amounted to a gain of $1.5 million in the first nine months of 2021, primarily due to a $1.7 million gain recorded in the second quarter of 2021 related to the sale of the Company's insurance subsidiary.

Noninterest Expenses

Noninterest expenses amounted to $40.8 million and $40.4 million in the third quarters of 2021 and 2020, respectively, an increase of 0.9%. Noninterest expenses amounted to $121.9 million and $119.4 million for the nine months ended September 30, 2021 and 2020, respectively, an increase of 2.1%. Impacting these comparisons are the Company's acquisition of a business financing subsidiary on September 1, 2020, which has a current annual expense base of approximately $1.4 million and the sale of the Company's insurance subsidiary on June 30, 2021, which had an expense base of approximately $4.7 million.

Merger expenses amounted to $0.3 million and $0.7 million for the three and nine months ended September 30, 2021, compared to none in 2020. On June 1, 2021, the Company announced an acquisition agreement with Select and the Company completed the acquisition on October 15, 2021.

Income Taxes

The Company’s effective tax rates were 20.1% and 21.4% for the three months ended September 30, 2021 and 2020, respectively, and 20.9% and 20.8% for the nine months September 30, 2021 and 2020, respectively.

Balance Sheet and Capital

Total assets at September 30, 2021 amounted to $8.5 billion, a 20.2% increase from a year earlier. The growth was driven by a significant increase in deposits.

Total loans amounted to $4.9 billion at September 30, 2021, an increase of $56 million, or 1.2% from September 30, 2020. Loan growth for the third quarter of 2021, exclusive of PPP loans, amounted to $176 million, an annualized growth rate of 14.6%. Loan growth for the nine months ended September 30, 2021, exclusive of PPP loans, was $312 million, an annualized growth rate of 8.8%. A combination of low interest rates and economic recovery from the pandemic contributed to the Company's 2021 loan growth.

Total deposits amounted to $7.4 billion at September 30, 2021, an increase of $1.4 billion, or 22.6%, from September 30, 2020. Deposit growth during the third quarter of 2021 totaled $261 million, an annualized growth rate of 14.5%. Deposit growth for the nine months ended September 30, 2021 amounted to $1.2 billion, an annualized growth rate of 24.7%. The high deposit growth is believed to be due to a combination of stimulus funds and changes in customer behaviors during the pandemic, as well as ongoing growth initiatives by the Company.

The Company has deployed excess liquidity into investment securities, which amounted to $2.7 billion at September 30, 2021, an increase of $1.4 billion, or 109.0%, compared to a year earlier.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at September 30, 2021 of 14.96% compared to 15.01% reported at September 30, 2020. The Company’s tangible common equity to tangible assets ratio was 8.34% at September 30, 2021, a decrease of 84 basis points from a year earlier, with the decline being impacted by the high balance sheet growth experienced.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “I am pleased to report another quarter of strong earnings and growth. We continue to see positive results from our strategic initiatives. With the recently completed acquisition of Select Bancorp, First Bank has solidified our position as the leading community bank in the Carolinas.” Mr. Moore continued, “We welcome our new associates, shareholders, and customers of Select Bank, and thank you for the privilege to serve you.”

The following is additional discussion of business development and other matters affecting the Company during the third quarter of 2021:

•On September 15, 2021, the Company announced a quarterly cash dividend of $0.20 per share payable on October 25, 2021 to shareholders of record on September 30, 2021. This dividend rate represents an 11.1% increase over the dividend rate declared in the third quarter of 2020.

•On October 15, 2021, the Company acquired Select, the parent company of Select Bank, headquartered in Dunn, North Carolina, which operated through 22 branches in North Carolina, South Carolina, and Virginia. As of the acquisition date, Select had total assets of $1.8 billion, including $1.3 billion in loans and $1.6 billion in deposits. The conversion of Select Bank’s computer systems to First Bank’s systems is scheduled to occur in March 2022. Until that time, Select Bank branches will continue to operate under their current name.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets exceeding $10 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 122 branches in North Carolina, South Carolina, and Virginia. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary - Page 1

	Three Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2021	2020	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$50,957	52,739
Interest on investment securities	9,069	5,147
Other interest income	528	802
Total interest income	60,554	58,688	3.2%
Interest expense
Interest on deposits	1,626	3,533
Interest on borrowings	375	422
Total interest expense	2,001	3,955	(49.4)%
Net interest income	58,553	54,733	7.0%
Provision (reversal) for loan losses	(1,400)	6,120	n/m
Provision for unfunded commitments	1,049	—	n/m
Total provisions for credit losses	(351)	6,120	n/m
Net interest income after provisions for credit losses	58,904	48,613	21.2%
Noninterest income
Service charges on deposit accounts	3,209	2,567
Other service charges, commissions, and fees	6,464	6,190
Fees from presold mortgage loans	2,096	4,864
Commissions from sales of insurance and financial products	1,198	2,357
SBA consulting fees	1,128	1,956
SBA loan sale gains	1,655	2,929
Bank-owned life insurance income	711	633
Securities gains (losses), net	—	—
Other gains (losses), net	50	(44)
Total noninterest income	16,511	21,452	(23.0)%
Noninterest expenses
Salaries expense	20,651	22,127
Employee benefit expense	4,447	3,918
Occupancy and equipment related expense	3,743	3,905
Merger and acquisition expenses	254	—
Intangibles amortization expense	695	928
Foreclosed property losses (gains), net	23	90
Other operating expenses	11,004	9,471
Total noninterest expenses	40,817	40,439	0.9%
Income before income taxes	34,598	29,626	16.8%
Income tax expense	6,955	6,329	9.9%
Net income	$27,643	23,297	18.7%

Earnings per common share - diluted	$0.97	0.81	19.8%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$58,553	54,733
Tax-equivalent adjustment (1)	576	347
Net interest income, tax-equivalent	$59,129	55,080	7.4%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary - Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2021	2020	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$154,325	160,000
Interest on investment securities	23,568	15,673
Other interest income	1,809	2,688
Total interest income	179,702	178,361	0.8%
Interest expense
Interest on deposits	6,013	13,380
Interest on borrowings	1,139	2,865
Total interest expense	7,152	16,245	(56.0)%
Net interest income	172,550	162,116	6.4%
Provision (reversal) for loan losses	(1,400)	31,008	n/m
Provision for unfunded commitments	2,988	—	n/m
Total provisions for credit losses	1,588	31,008	(94.9)%
Net interest income after provisions for credit losses	170,962	131,108	30.4%
Noninterest income
Service charges on deposit accounts	8,766	8,193
Other service charges, commissions, and fees	18,482	14,883
Fees from presold mortgage loans	8,914	9,725
Commissions from sales of insurance and financial products	5,854	6,515
SBA consulting fees	6,079	6,722
SBA loan sale gains	6,981	5,541
Bank-owned life insurance income	1,945	1,904
Securities gains (losses), net	—	8,024
Other gains (losses), net	1,533	(157)
Total noninterest income	58,554	61,350	(4.6)%
Noninterest expenses
Salaries expense	61,969	62,843
Employee benefit expense	13,105	12,312
Occupancy and equipment related expense	11,413	11,752
Merger and acquisition expenses	665	—
Intangibles amortization expense	2,437	2,961
Foreclosed property losses (gains), net	7	284
Other operating expenses	32,271	29,264
Total noninterest expenses	121,867	119,416	2.1%
Income before income taxes	107,649	73,042	47.4%
Income tax expense	22,527	15,213	48.1%
Net income	$85,122	57,829	47.2%

Earnings per common share - diluted	$2.99	1.99	50.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$172,550	162,116
Tax-equivalent adjustment (1)	1,536	1,011
Net interest income, tax-equivalent	$174,086	163,127	6.7%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2021	2020	2021	2020
Return on average assets (1)	1.32%	1.34%	1.44%	1.17%
Return on average common equity (2)	11.93%	10.55%	12.65%	8.88%
Net interest margin - tax-equivalent (3)	3.03%	3.48%	3.17%	3.63%
Net (recoveries) charge-offs to average loans	0.00%	(0.06)%	0.05%	0.09%

COMMON SHARE DATA
Cash dividends declared - common	$0.20	0.18	0.60	0.54
Stated book value - common	32.59	30.70	32.59	30.70
Tangible book value - common (non-GAAP)	24.11	21.80	24.11	21.80
Common shares outstanding at end of period	28,524,480	28,687,832	28,524,480	28,687,832
Weighted average shares outstanding - diluted	28,515,328	28,940,018	28,514,405	29,102,523

CAPITAL RATIOS
Tangible common equity to tangible assets (non-GAAP)	8.34%	9.18%	8.34%	9.18%
Common equity tier I capital ratio - estimated	12.75%	12.89%	12.75%	12.89%
Tier I leverage ratio - estimated	9.30%	10.13%	9.30%	10.13%
Tier I risk-based capital ratio - estimated	13.71%	13.98%	13.71%	13.98%
Total risk-based capital ratio - estimated	14.96%	15.01%	14.96%	15.01%

AVERAGE BALANCES ($ in thousands)
Total assets	$8,319,327	6,904,112	7,922,917	6,605,648
Loans	4,820,007	4,785,848	4,728,258	4,679,479
Earning assets	7,735,613	6,294,556	7,343,279	5,998,532
Deposits	7,280,275	5,882,792	6,904,437	5,446,727
Interest-bearing liabilities	4,612,282	3,878,783	4,431,355	3,834,879
Shareholders’ equity	918,986	878,325	899,461	869,570

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.
_____________________________________________________________________________________________
TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020

Net interest income - tax-equivalent (1)	$59,129	59,276	55,681	56,463	55,080
Taxable equivalent adjustment (1)	576	517	443	457	347
Net interest income	58,553	58,759	55,238	56,006	54,733
Provision (reversal) for loan losses	(1,400)	—	—	4,031	6,120
Provision for unfunded commitments	1,049	1,939	—	—	—
Noninterest income	16,511	21,374	20,669	19,996	21,452
Noninterest expense	40,817	40,985	40,065	41,882	40,439
Income before income taxes	34,598	37,209	35,842	30,089	29,626
Income tax expense	6,955	7,924	7,648	6,441	6,329
Net income	27,643	29,285	28,194	23,648	23,297

Earnings per common share - diluted	0.97	1.03	0.99	0.83	0.81

Cash dividends declared per share	0.20	0.20	0.20	0.18	0.18
(1) See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Sept. 30, 2021	At June 30, 2021	At Dec. 31, 2020	At Sept. 30, 2020	One Year Change
Assets
Cash and due from banks	$80,090	83,851	93,724	92,465	(13.4)%
Interest-bearing deposits with banks	314,103	391,375	273,566	304,731	3.1%
Total cash and cash equivalents	394,193	475,226	367,290	397,196	(0.8)%

Investment securities	2,672,968	2,406,881	1,620,683	1,278,906	109.0%
Presold mortgages	16,746	13,762	42,271	34,028	(50.8)%
SBA loans held for sale	1,518	5,480	6,077	15,012	(89.9)%

Total loans	4,869,841	4,782,064	4,731,315	4,813,736	1.2%
Allowance for loan losses	(63,628)	(65,022)	(52,388)	(49,226)	29.3%
Net loans	4,806,213	4,717,042	4,678,927	4,764,510	0.9%

Premises and equipment	124,391	123,395	120,502	118,568	4.9%
Operating right-of-use lease assets	16,900	16,432	17,514	18,400	(8.2)%
Intangible assets	242,079	242,968	254,638	255,489	(5.2)%
Foreclosed real estate	1,819	826	2,424	2,741	(33.6)%
Bank-owned life insurance	133,919	108,209	106,974	106,345	25.9%
Other assets	78,620	90,361	72,451	73,073	7.6%
Total assets	$8,489,366	8,200,582	7,289,751	7,064,268	20.2%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$2,765,360	2,651,143	2,210,012	2,121,354	30.4%
Interest-bearing checking accounts	1,446,259	1,378,865	1,172,022	1,102,343	31.2%
Money market accounts	1,899,172	1,820,475	1,581,364	1,524,710	24.6%
Savings accounts	626,616	593,629	519,266	492,946	27.1%
Brokered deposits	7,415	9,470	20,222	36,736	(79.8)%
Internet time deposits	—	—	249	249	(100.0)%
Other time deposits > $100,000	475,715	501,252	543,894	549,423	(13.4)%
Other time deposits	212,228	216,524	226,567	232,465	(8.7)%
Total deposits	7,432,765	7,171,358	6,273,596	6,060,226	22.6%

Borrowings	60,764	61,252	61,829	61,816	(1.7)%
Operating lease liabilities	17,323	16,893	17,868	18,716	(7.4)%
Other liabilities	48,764	46,569	43,037	42,692	14.2%
Total liabilities	7,559,616	7,296,072	6,396,330	6,183,450	22.3%

Shareholders’ equity
Common stock	398,058	397,704	400,582	403,351	(1.3)%
Retained earnings	529,474	507,531	478,489	459,988	15.1%
Stock in rabbi trust assumed in acquisition	(1,791)	(1,928)	(2,243)	(2,230)	(19.7)%
Rabbi trust obligation	1,791	1,928	2,243	2,230	(19.7)%
Accumulated other comprehensive income (loss)	2,218	(725)	14,350	17,479	(87.3)%
Total shareholders’ equity	929,750	904,510	893,421	880,818	5.6%
Total liabilities and shareholders’ equity	$8,489,366	8,200,582	7,289,751	7,064,268	20.2%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020

Yield on loans	4.19%	4.48%	4.42%	4.42%	4.38%
Yield on securities	1.46%	1.45%	1.47%	1.62%	2.02%
Yield on other earning assets	0.47%	0.56%	0.57%	0.57%	0.64%
Yield on all interest-earning assets	3.11%	3.32%	3.41%	3.55%	3.71%

Rate on interest bearing deposits	0.14%	0.18%	0.23%	0.29%	0.37%
Rate on other interest-bearing liabilities	2.45%	2.49%	2.53%	2.55%	2.06%
Rate on all interest-bearing liabilities	0.17%	0.21%	0.27%	0.32%	0.41%
Total cost of funds	0.11%	0.14%	0.17%	0.21%	0.26%

Net interest margin (1)	3.00%	3.19%	3.25%	3.35%	3.46%

Net interest margin - tax-equivalent (2)	3.03%	3.22%	3.27%	3.38%	3.48%

Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.
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	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020

Interest income - increased by accretion of loan discount on acquired loans	$530	2,913	752	802	972
Interest income - increased by accretion of loan discount on retained portions of SBA loans	697	718	589	737	583
Interest expense - reduced by premium amortization of deposits	8	11	15	19	23
Interest expense - increased by discount accretion of borrowings	(45)	(44)	(44)	(45)	(45)
Impact on net interest income	$1,190	3,598	1,312	1,513	1,533

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	As of / for the Three Months Ended
PAYCHECK PROTECTION PROGRAM (PPP) LOANS ($ in thousands)	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020

PPP loans outstanding	$66,876	155,515	241,421	240,687	244,921
PPP fee amortization	2,093	2,696	3,035	1,625	1,176

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020

Nonperforming assets
Nonaccrual loans	$31,268	32,993	39,566	35,076	31,656
Troubled debt restructurings - accruing	7,600	8,026	8,601	9,497	9,896
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	38,868	41,019	48,167	44,573	41,552
Foreclosed real estate	1,819	826	1,811	2,424	2,741
Total nonperforming assets	$40,687	41,845	49,978	46,997	44,293
Purchased credit deteriorated loans (1)	$5,319	8,291	8,437	8,591	9,616
Asset Quality Ratios
Net quarterly (recoveries) charge-offs to average loans - annualized	—%	0.07%	0.10%	0.07%	(0.06)%
Nonperforming loans to total loans	0.80%	0.86%	1.04%	0.94%	0.86%
Nonperforming assets to total assets	0.48%	0.51%	0.65%	0.64%	0.63%
Allowance for loan losses to total loans	1.31%	1.36%	1.42%	1.11%	1.02%
Allowance for loan losses to total loans, excluding PPP loans	1.32%	1.41%	1.50%	1.17%	1.08%
(1) In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit deteriorated loans in accordance with ASC 310-30 accounting guidance. Prior to the Company's January 1, 2021 adoption of ASC 326 (CECL), these loans were appropriately excluded from the nonperforming loan amounts presented, regardless of nonperforming status. At September 30, 2021, approximately $0.3 million of purchased credit deteriorated loans are included in the nonaccrual loan amount.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION - RECONCILIATION ($ in thousands)	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020

Net interest income, as reported	$58,553	58,759	55,238	56,006	54,733
Tax-equivalent adjustment	576	517	443	457	347
Net interest income, tax-equivalent (A)	$59,129	59,276	55,681	56,463	55,080
Average earning assets (B)	$7,735,613	7,386,607	6,898,406	6,640,732	6,294,556
Tax-equivalent net interest margin, annualized - as reported - (A)/(B)	3.03%	3.22%	3.27%	3.38%	3.48%

Net interest income, tax-equivalent	$59,129	59,276	55,681	56,463	55,080
Loan discount accretion	1,227	3,631	1,341	1,539	1,555
Net interest income, tax-equivalent, excluding loan discount accretion (C)	$57,902	55,645	54,340	54,924	53,525
Average earnings assets (D)	$7,735,613	7,386,607	6,898,406	6,640,732	6,294,556
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized - (C) / (D)	2.97%	3.02%	3.19%	3.29%	3.38%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At September 30, 2021, the Company had a remaining loan discount balance on acquired loans of $4.8 million compared to $9.7 million at September 30, 2020. At September 30, 2021, the Company had a remaining loan discount balance on SBA loans of $6.6 million compared to $7.1 million at September 30, 2020. For the related loans that perform and pay down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.